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Exhibit 23.3




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Consumer Portfolio Services, Inc.


We consent to the incorporation by reference in the registration statement (No. 333-121913) on Form S-2 of Consumer Portfolio Services, Inc. of our report dated March 15, 2004, with respect to the consolidated balance sheet of Consumer Portfolio Services, Inc. as of December 31, 2003, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004, annual report on Form 10-K of Consumer Portfolio Services, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.



/S/ KPMG LLP
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Orange County, California
May 19, 2005